Exhibit 10.15

Date                             2010

EXMAR NV

and

TEEKAY LNG PARTNERS L.P.

and

TEEKAY LUXEMBOURG S.A.R.L.

JOINT VENTURE AGREEMENT

relating to

EXCELSIOR BVBA

Watson, Farley & Williams

London

INDEX

Clause		Page

1	DEFINITIONS AND INTERPRETATION	1

2	THE BUSINESS	6

3	COMMERCIAL AND TECHNICAL MANAGEMENT	6

4	WORKING CAPITAL AND FINANCE	6

5	MANAGEMENT	6

6	ACCOUNTING AND CORPORATE ADMINISTRATION	8

7	APPOINTMENT OF DIRECTORS	9

8	DIVIDEND POLICY	10

9	TRANSFER OF SHARES	10

10	BUY-OUT EVENTS	13

11	DEADLOCK	14

12	RESTRICTIONS	15

13	IMPLEMENTATION	16

14	COSTS	16

15	ANNOUNCEMENTS AND CONFIDENTIALITY	16

16	TERMINATION	17

17	PROVISIONS RELATING TO THIS AGREEMENT	17

18	NOTICES	19

19	GOVERNING LAW	20

20	ARBITRATION	20

SCHEDULE 1 DETAILS OF THE COMPANY		23

SCHEDULE 2 MATTERS WHICH THE COMPANY CANNOT UNDERTAKE WITHOUT THE CONSENT OF THE SHAREHOLDERS		24

SCHEDULE 3 THE ARTICLES		26

EXECUTION PAGE		27

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

THIS AGREEMENT is made on                                      2010

BETWEEN:

(1)                                 EXMAR NV, incorporated in Belgium with number 0860.409.202, whose registered office is at de Gerlachekaai 20, B-2000 Antwerp, Belgium (“Exmar”);

(2)                                 TEEKAY LNG PARTNERS L.P., formed in the Marshall Islands with company number 950008, whose administrative office is at 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton, HM 08, Bermuda (“TGP”); and

(3)                                 TEEKAY LUXEMBOURG S.A.R.L., incorporated in Luxembourg with number B100277, whose registered office is at la, rue Thomas Edison, L-1445 Strassen, Grand-Duchy of Luxembourg (the “TGP Shareholder”).

WHEREAS:

(A)                               Details of the Company are set out in Schedule 1.

(B)                               On or about the date of this Agreement, Exmar has sold, or procured the sale of, and TGP has procured the purchase of 50 per cent. of the issued share capital of the Company pursuant to the Share Purchase Agreement.

(C)                               The parties have agreed that the affairs of the Company and the relationship between them should be regulated on the terms of this Agreement.

IT IS AGREED as follows:

1                                         DEFINITIONS AND INTERPRETATION

1.1                               Definitions.  In this Agreement, including the schedules and the recitals:

“Accounts”  means the audited financial statements of the Company as at, and for the accounting reference period ended on, the Accounts Date (including the directors’ and auditor’s reports);

“Accounts Date”  means 31 December in each year;

“Annual Reporting Package” means the unaudited management accounts, consisting of a balance sheet as at, and income statement for the annual period ending on, the Accounts Date for the Company prepared in accordance with IFRS;

“Articles”  means the articles of association in the form set out in Schedule 3, to be adopted by the Company and as may be amended from time to time;

“Auditors”  means the auditors from time to time of the Company, the details of which are set out in Schedule 1;

“Board”  means the board of directors of the Company from time to time;

“Books and Records”  has its common law meaning and includes, without limitation, all notices, correspondence, orders, inquiries, drawings, plans, books of account and other

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

documents and all computer disks or tapes or other machine legible programs or other records;

“Business”  means the business carried on by the Company as specified in Clause 2.1;

“Business Day”  means a day (other than a Saturday or Sunday) on which banks in England, Belgium and New York, United States of America, are open for the transaction of normal banking business (other than solely for trading and settlement in Euro) or, for the purposes of Clause 18, a day on which banks are open for the transaction of normal banking business in the country of receipt of a notice;

“Business Information”  means all information, Know How and records (whether or not confidential and in whatever form held and whether commercial, financial, technical or otherwise) including (without limitation) all formulas, designs, specifications, drawings, films, data, manuals and instructions and all customer lists, sales information, business plans and forecasts, and all technical or other expertise and all computer software and computer readable media and all accounting and tax records, correspondence, orders and inquiries relating to the relevant person or its business or affairs;

“Buy-Out Event”  means, in relation to any party:

(a)                                 the occurrence of an Insolvency Event in relation to that party; or

(b)                                 any material breach by that party of any of its obligations under this Agreement which breach, if capable of remedy, is not remedied within ***** Business Days of a notice given by any other party to this Agreement specifying reasonable details of the breach and requiring the party in breach to remedy the same; or

(c)                                  any breach by that party or by a member of its Group of any of its obligations under any Loan Document to which it is a party, including, without limitation (and for the avoidance of doubt) the occurrence, in relation solely to that party or to a member of its Group, of an event under any Loan Document that is treated as an event giving the Lenders (as defined in the Loan Documents) the right (amongst others) to cancel their commitments or claim immediate prepayment in full of the Loan (as defined in the Loan Documents); or

(d)                                 any breach by that party or by a member of its Group of any of its obligations under the Time Charter including, without limitation (and for the avoidance of doubt) the occurrence, in relation solely to that party or to a member of its Group, of an event that is treated as an event giving Excelerate the right (amongst others) to terminate the Time Charter;

“Cash”  means any cash, bank deposits or cash equivalents owned by the Company including, without limitation, cash at bank and in hand and liquid or easily realisable stocks, shares, bonds, treasury bills and other such securities and interest accrued on each of the foregoing but excluding all hedge assets of any type;

“Companies Act”  means Companies Act 2006;

“Company”  means Excelsior BVBA, further details of which are set out in Schedule 1;

“Connected Person”  means, in relation to a person, any other person connected with that person within the meaning of sections 1122 and 1123 of the Corporation Tax Act 2010, and references in this Agreement to a person being “connected” with another shall be construed accordingly;

“Directors”  means the Exmar Directors and TGP Directors together;

“Excelerate”  means Excelerate Energy L.P., whose registered office is 1450 Lake Robbins, Suite 200, The Woodlands, TX 77380, the United States of America, being the entity that time charters the Vessel;

“Exmar Directors”  means the Directors of the Company appointed by Exmar in accordance with the Articles and this Agreement;

“Exmar Group”  means Exmar and any subsidiary undertaking of Exmar, from time to time;

“Exmar Shares”  means the 559 “A” shares, as defined by the Articles, in the capital of the Company;

“Exmar Shipmanagement” means Exmar Shipmanagement NV of de Gerlachekaai 20, B-2000 Antwerp, Belgium;

“Group”  means the Exmar Group or the TGP Group, as the context requires;

“IFRS”  means International Financial Reporting Standards;

“Insolvency Event”  means, in respect of a body corporate, that it has ceased to trade or has a receiver, examiner, administrative receiver, administrator or manager appointed over the whole or the majority of its assets or undertakings, or has become insolvent or gone into liquidation (unless such liquidation is for the purpose of a solvent reconstruction or amalgamation), compounded with its creditors generally or has otherwise been unable to meet its debts as they fall due or has suffered any similar event in consequence of debt;

“Know How”  means any skills, knowledge, experience, technical information or techniques of whatsoever nature utilised or gained by the relevant person in the course of its business;

“Licence Agreement”  means the amended and restated technology licence agreement dated 25 March 2010 entered into between Excelerate, Exmar, Exmar LNG Investments Ltd and Exmar Offshore Company;

“Loan Documents”  means the loan agreement dated 9 November 2004 between (i) the Company as borrower, (ii) the banks and financial institutions named therein as lenders, (iii) Citigroup Global Markets Limited and Nordea Bank Norge ASA as arrangers, (iv) Citibank International Plc as agent and (v) Citicorp Trustee Company Limited as security trustee in relation to a loan facility of up to $160,000,000, as amended, supplemented and restated from time to time relating to the financing of the Vessel, together with the other Finance Documents (as defined therein);

“Quarterly Reporting Package”  means the unaudited management accounts, consisting of a balance sheet as at, and income statement for each quarterly period ending on, 31 March, 30 June, 30 September and 31 December each year for the Company prepared in accordance with IFRS, together with the following schedules:

(a)                                 a trial balance for the Company;

(b)                                 a management report discussing financial performance for the quarter in relation to forecasted results for such quarter and the results of the prior quarter; and

(c)                                  a forecasted income statement for the Company for the subsequent quarter;

“Relevant Proportion”  means, in relation to each Shareholder, the percentage which the number of Shares held by it in the Company bears to the total number of Shares of the Company in issue at the relevant time (or, as the case may be, the total number of Shares

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

of the Company held at the relevant time by the Shareholders in respect of whom the relevant percentage is to be calculated at the relevant time);

“Security Interest”  means any mortgage, charge, (whether fixed or floating), pledge, lien, hypothecation, encumbrance, assignment, trust arrangement, title retention or other security interest or other arrangement of any kind having the effect of conferring security;

“Share Purchase Agreement” means the share purchase agreement dated on or around the date of this agreement between Exmar, the TGP Shareholder and TGP in respect of the sale and purchase of 50 per cent. of the issued share capital of the Company;

“Shareholder Loan”  means any loan made from time to time to the Company by a Shareholder pursuant to Clause 4;

“Shareholders”  means Exmar and the TGP Shareholder together (or their respective successors in title to the relevant Shares), each a “Shareholder”;

“Shares”  means the 1,118 shares in the capital of the Company, which are divided into “A” shares and “B” shares, as defined in the Articles;

“Specified Rate”  is the rate of interest equal to the base rate from time to time of Barclays Bank plc plus ***** per cent per annum;

“TGP Group”  means TGP and any subsidiary undertaking or parent undertaking of TGP, or any other subsidiary undertaking of any such parent undertaking of TGP, from time to time;

“TGP Directors”  means directors of the Company appointed by TGP in accordance with the Articles and this Agreement;

“TGP Shares” means the 559 “B” shares, as defined in the Articles, in the capital of the Company;

“Time Charter” means the time charter dated 15 December 2003 entered into between Sammarco Shipping Inc (as original owner) and Excelerate (as time charterer) in respect of the time charter of the Vessel, and novated on 6 December 2004 to the Company (as new owner);

“Vessel “  means the LNG tanker, m.v. “EXCELSIOR”, which is owned by the Company and is on time charter to Excelerate; and

“$” or “Dollars”  means US dollars, being the lawful currency for the time being of the United States of America.

1.2                               Construction of certain terms.  In this Agreement, including the schedules and recitals:

“company” includes any partnership, joint venture and unincorporated association;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“legislation”  means any law, decree or regulation in force in a country or territory;

“person” includes any individual, firm, company, government, state or agency of a state or any joint venture, association, partnership or other body corporate or unincorporate (whether or not having separate legal personality);

“regulation” includes any regulation, rule, official directive, request or guideline of any governmental body, agency, department or regulatory, self-regulatory or other authority or organisation;

“waiver”  includes an agreement not to rely on or assert certain provisions or rights during a specified period, until further notice or while or if specified conditions are satisfied; and

“written”  in relation to a notice, consent, demand or other communication under this Agreement, or an amendment or waiver concerning it, includes sent by facsimile transmission and any other mode of reproducing words in a legible and permanent form.

1.3                               Interpretation.  In this Agreement, unless the context requires otherwise:

(a)                                 the expression “with full title guarantee” in relation to the sale of any Shares shall import the covenants implied by sections 2 and 3 of the Law of Property (Miscellaneous Provisions) Act 1994;

(b)                                 any reference to, or to a provision of, an enactment (other than the Companies Act) is a reference to it as it is in force from time to time and as from time to time amended, extended, re-enacted (with or without modification), consolidated or replaced or to any enactment which it re-enacts or supersedes (with or without modification) and includes all instruments or orders made thereunder except to the extent that any amendment, consolidation or re-enactment made after the date of this Agreement would increase the liability of any of the parties thereto;

(c)                                  references to Clauses, recitals and Schedules and sub-divisions thereof are to clauses of and recitals and schedules to this Agreement and sub-divisions thereof respectively;

(d)                                 words importing the singular include the plural and vice versa and words importing a gender include every gender;

(e)                                  headings are only for convenience and shall not affect the construction of this Agreement;

(f)                                   references to times of day are to London time;

(g)                                  references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(h)                                 references to any particular governmental, administrative or other authority or agency shall include references to any equivalent or substantially similar authority or agency in the country in which the relevant person is incorporated or trading or tax resident or has previously traded;

(i)                                     references to, or to a provision of, this Agreement or any other document are references to it as amended, restated, novated, substituted or supplemented from time to time, whether before or after the date of this Agreement;

(j)                                   reference to the memorandum and/or articles of association of a body corporate or unincorporate includes reference to its certificate or articles of incorporation, By-Laws and/or other constitutional documents;

(k)                                 any phrases introduced by the terms “including”, “include”, “in particular” or any similar expression are to be construed without limitation and accordingly the rule known as the ejusdem generis rule shall not apply to this Agreement; and

(l)                                     any reference to an obligation of the TGP Shareholder shall imply an obligation on TGP to procure such obligation is complied with by the TGP Shareholder.

2                                         THE BUSINESS

2.1                               Business.  The business of the Company shall be the ownership of the Vessel.

3                                         COMMERCIAL AND TECHNICAL MANAGEMENT

3.1                               Commercial Management.  The selection and appointment of a commercial manager and administration agent for the Vessel shall be decided on by the Board, but Exmar or a member of the Exmar Group shall exclusively liaise with Excelerate with regard to commercial management and administration matters.

3.2                               Technical Management.  The technical management of the Vessel shall be carried out by Exmar Shipmanagement.

4                                         WORKING CAPITAL AND FINANCE

4.1                               External finance.  Save in relation to the Shareholder Loans, the Company shall be financed, so far as possible, from external sources on a non-recourse basis as far as the Shareholders are concerned, on such terms as shall be agreed from time to time by the Board and so that any Security Interest required in respect of such finance shall, if possible, be provided by the Company which shall, if necessary and if so determined by resolution of the Board, be empowered to create Security Interests for such finance.

4.2                               Shareholder contributions.  All working capital requirements of the Company shall be determined by the Board and to the extent they exceed the Company’s resources and cannot be financed from external sources in accordance with Clause 4.1, shall, if agreed by Shareholders, be contributed to the Company by each Shareholder in the Relevant Proportion by way of loan on terms to be agreed at the relevant time or by way of subscription for further shares.

4.3                               Existing bank debt. The parties acknowledge that the Company and its Shareholders are subject to the Loan Documents, and it is agreed that the Shareholders will procure that the Company acts and is managed in a manner which is consistent with the terms of the Loan Documents, and it is further agreed that the rights and obligations of the parties under this Agreement shall be read and interpreted as being subject to any applicable restrictions or obligations contained in the Loan Documents.

5                                         MANAGEMENT

5.1                               Board; Shareholder approval.  The overall management and day to day operation of the Business shall be carried out by the Board and, to the extent permitted by law and without prejudice to any other provisions of this Agreement, the Shareholders shall procure that the Company shall not take or agree to take any action referred to in Schedule 2, except with the prior written consent of the Shareholders.

5.2                               Deemed Shareholder approval.  For the purpose of Clause 5.1, a Shareholder shall be deemed to have consented in writing to any action referred to in Schedule 2 if:

(a)                                all or a majority of the Directors appointed by it under Clause 7 present at any meeting of the Board have approved such action at such meeting (whether in writing or not); or

(b)                                 the consent in writing is signed on behalf of that Shareholder by any of the Directors appointed by it under Clause 7 or any other person notified in writing by that Shareholder to the other parties for the purposes of this Clause; or

(c)                                  such action is provided for in any budget or business plan of the Company for the time being in existence and consented to in accordance with Clauses 5.2(a) or 5.2(b).

5.3                               Board meetings.  The Shareholders shall procure, insofar as each is able, that:

(a)                                 the Board shall meet not less than once every six months on such day as the Directors may agree;

(b)                                 the Board shall meet within seven days of a request from a relevant Shareholder or Director for a meeting, unless otherwise agreed;

(c)                                  the Board meeting shall take place at such venue as the Directors may agree, having due regard to the Company’s tax residence, and (if so agreed) the Directors may participate by telephone or video conference link;

(d)                                 an agenda of the business to be conducted by the Board at such meeting, a copy of the management accounts of the Company for the preceding six months shall be sent by or on behalf of the Board to the Shareholders and all Directors not less than seven days prior to the date fixed for any such meeting; and

(e)                                  the Board gives proper and adequate consideration at any meeting of the Board to any matters raised by or on behalf of either of the Shareholders.

5.4                               Board compliance.  The Shareholders shall procure, insofar as each is able, that each of such Directors shall ensure:

(a)                                 that the Board performs its functions on a timely basis;

(b)                                 that a quorum is present at each meeting of the Board in accordance with the Articles;

(c)                                  the Board shall at all times act in accordance with any resolution of the Company;

(d)                                 the Directors nominated by it shall at all times act in good faith in the interests of the Company and in accordance with the terms of this Agreement; and

(e)                                  the Board shall take all steps necessary to ensure that the provisions of this Agreement are fully and faithfully complied with.

5.5                               Company compliance.  The Shareholders shall procure, insofar as each is able, that the Company shall:

(a)                                 keep proper Books and Records;

(b)                                 carry on and conduct its business and affairs in a proper and efficient manner in accordance with all applicable legal requirements and with the provisions of its Memorandum of Association, the Articles, any resolution of the Company and this Agreement;

(c)                                  maintain at all times in full force and effect insurance policies with a reputable insurance office covering all of its insurable assets against the risks usually insured against by companies carrying on businesses of a similar nature to its Business and make any claims that may arise thereunder; and

(d)                                 notify each of the Directors and the Shareholders promptly of any circumstances of which it may become aware from time to time which might reasonably be expected to give rise to legal proceedings of any nature against the Company or its officers or employees.

5.6                               Good faith.  The Shareholders shall at all times act in good faith in the interests of the Company.

5.7                               Contracts with Shareholders or Connected Persons.  Notwithstanding any other provision of this Agreement, the Shareholders shall procure insofar as each is able that the Company shall enforce and exercise fully, and shall not waive or release or grant any indulgence in respect of, any rights which it may have against any Shareholder or any Connected Person of any Shareholder under or pursuant to any agreement from time to time in existence between the Company and that Shareholder or Connected Person unless all the parties otherwise agree in writing and:

(a)                                 that Shareholder, and all Directors appointed by that Shareholder under Clause 7, shall be deemed for all purposes to have been present at, and counted in the quorum for, any meeting of the Shareholders or the Board concerning any such agreement or any dispute relating thereto and to have abstained from voting on any resolutions relating thereto; and

(b)                                 Clauses 6.2(d) and 6.3 shall not apply in favour of that Shareholder at any time after a dispute has arisen or become likely to arise concerning any such agreement.

6                                         ACCOUNTING AND CORPORATE ADMINISTRATION

6.1                               Accountancy and administration services.  Accountancy and corporate administration services (including the maintenance of all statutory books and registers and the making of all statutory returns) shall be provided to the Company by Exmar for a fee of $1,500 per month (or a pro rata amount for any part of a calendar month) and shall be cumulatively increased on an annual basis by a percentage equal to the annual percentage increase in the US Consumer Price Index during the 12 month period prior to the date of the then mostly recently published figure for the US Consumer Price Index.

6.2                               Accounts.  Exmar shall procure that there are distributed to each Shareholder:

(a)                                 within 6 Business Days of the end of each of the quarterly periods ending on 31 March, 30 June, 30 September and 31 December, the Quarterly Reporting Package;

(b)                                 within 20 Business Days of the end of the annual period ending on 31 December, the Annual Reporting Package;

(c)                                  within 60 Business Days of each Accounts Date, final Accounts for the accounting reference period ended on such Accounts Date; and

(d)                                 such other information readily available to the Company as either Shareholder may from time to time reasonably require.

6.3                               Inspection of Books and Records.  The Shareholders and their authorised representatives shall each have the right to inspect the Books and Records of the Company on reasonable notice during normal business hours and shall have the right (at their own expense) to take away copies of or extracts from all such Books and Records.

6.4                               Bank mandate requirements.  Whilst and so long as this Agreement is in force, the parties shall procure that the mandate for each bank account of the Company shall, for the withdrawal or payment of funds from any such account, require the signature of one person nominated by any one Shareholder and, where such withdrawal or payment exceeds $50,000, shall require the signature of two persons, one nominated by each Shareholder.

6.5                               Contact with Excelerate.  Whilst and so long as this Agreement is in force, Exmar shall be the Shareholder that liaises and generally deals with the day to day issues with Excelerate.

6.6                               Auditor Consent. Exmar will request that the Auditors consent to the ability of TGP’s auditor to rely on their audit work of the Company.

7                                         APPOINTMENT OF DIRECTORS

7.1                               Number of Directors.  The number of Directors of the Company shall be four.

7.2                               Exmar Directors.  Whilst and so long as this Agreement is in force, Exmar shall be entitled to nominate and (subject to the satisfaction of the relevant legal requirements as to appointment) appoint up to two of the Directors in office at any one time (such directors being the Exmar Directors) and to remove any of such directors and appoint another person to be an Exmar Director in his place.  Any such appointment or removal of an Exmar Director shall be effected (to the extent permitted by applicable law) by an instrument in writing signed by Exmar or on its behalf by a duly authorised representative (and otherwise by the relevant legal procedure required by applicable law) and shall take effect, subject to the person so nominated signing a consent to act, upon lodgement at the registered office of the Company (or otherwise in accordance with applicable law). The first Exmar Directors of the Company shall be Patrick De Brabandere and Didier Ryelandt.

7.3                               TGP Directors.  Whilst and so long as this Agreement is in force, the TGP Shareholder shall be entitled to nominate and (subject to the satisfaction of the relevant legal requirements as to appointment) appoint up to two of the Directors in office at any one time (such directors being the TGP Directors) and to remove any of such directors and appoint another person to be a TGP Director in his place.  Any such appointment or removal of a TGP Director shall be effected (to the extent permitted by applicable law) by an instrument in writing signed by TGP or on its behalf by a duly authorised representative (and otherwise by the relevant legal procedure required by applicable law) and shall take effect, subject to the person so nominated signing a consent to act, upon lodgement at the registered office of the Company (or otherwise in accordance with applicable law).   The first TGP Directors of the Company shall be Mark Kremin and Peter Evensen.

7.4                               Quorum.  The quorum for the transaction of business at any meeting of the Board shall be two, one of whom shall be an Exmar Director and one of whom shall be a TGP Director.  No business shall be conducted at any meeting of directors unless a quorum is present at the beginning of the meeting and at the time when there is to be voting on any business.  If a quorum is not present within 30 minutes after the time specified for a directors’ meeting in the notice of the meeting then it shall be adjourned for 5 Business Days at the same time and place.

7.5                               Number of votes.  At any meeting of the Board, the Exmar Directors present (whatever their number) shall between them have two votes (to be allocated between them as they may agree) and the TGP Directors present (whatever their number) shall between them have two votes (to be allocated between them as they may agree).

7.6                               Voting.  All decisions of the Board taken at a Board meeting shall be by majority of votes, such majority including all Exmar Directors present and all TGP Directors present.  Decisions may also be taken by written resolution signed by all Directors.

7.7                               Chairman of Board.  At the first board meeting of the Company after the date of this Agreement, one of the Exmar Directors shall be elected by the Board as the first Chairman of the Company and shall hold office until the first anniversary of the date of this Agreement.  Thereafter, the TGP Directors and the Exmar Directors respectively shall nominate the Chairman for alternate years. The Chairman shall not have a second or casting vote at meetings of the Board or the Company.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

7.8                              Indemnity.  If any Shareholder removes any Director appointed by it under Clause 7.2 or 7.3, that Shareholder shall be responsible for and shall indemnify each other relevant Shareholder and the Company against any loss, liability or cost that any of them may suffer or incur as a result of any claim by such Director for unfair or wrongful dismissal or otherwise howsoever arising out of such removal.

8                                         DIVIDEND POLICY

8.1                               Dividend Policy. The dividend policy of the Company shall be that it should distribute, by way of dividend in respect of each of its financial years, and as soon as reasonably practicable after the end of each financial year and on an interim basis at the end of each financial quarter, all of its profits as are available for distribution in accordance with applicable law, subject to compliance with the Directors’ fiduciary duties, any relevant restrictions contained in the Loan Documents and the provisions of Clause 8.2 below.  The parties will otherwise endeavour to keep Cash to a minimum.

8.2                               Restriction on distributions.  In respect of the Company, no distributions shall be made (i) unless permitted by the Loan Documents, and (ii) (subject to the above) whilst any Shareholder Loans relating to the Company remain outstanding, save with the consent of the Shareholders.

9                                         TRANSFER OF SHARES

9.1                               Restriction on Share transfers.  No Shareholder shall without the prior written consent of the other Shareholder of the Company (such consent being valid for ***** Business Days), sell, assign, transfer, give, donate, or otherwise dispose of or grant a Security Interest over any of its Shares or Shareholder Loans in the Company or any portion thereof or any right or interest therein now held or hereafter acquired except in accordance with the provisions of this Clause 9 or Clauses 10 and 11, provided always that such transfer is permitted under the terms of the Loan Documents.

9.2                               Conditions for Share transfers.  It is a condition precedent to any transfer of any Shares or assignment of any Shareholder Loans to a person not already a party to this Agreement that such person agrees in writing by deed in a form reasonably satisfactory to the parties to be bound by the terms of this Agreement or to such of the terms of this Agreement as the parties shall require prior to such transfer becoming effective.

9.3                               Effect of transfer in breach.  Any transfer or purported transfer made otherwise than in accordance with the provisions of this Clause 9 or Clauses 10 and 11, shall be void and of no effect whatsoever and the parties shall procure that the Board shall not register the same.

9.4                               Notice of Sale.  If at any time Exmar or the TGP Shareholder (as applicable) (the “Selling Shareholder”) wishes to sell, assign, transfer, give, donate or otherwise dispose of all (but not part only) of their Shares (the “Offered Shares”) and all (but not part only) of their Shareholder Loans (the “Offered Loans” and together with the Offered Shares, the “Offered Interests”) Exmar (in the case of Exmar being the Selling Shareholder) or TGP (in the case of the TGP Shareholder being the Selling Shareholder) shall first deliver written notice (“Notice of Sale”) to the other party (being a notice to TGP where Exmar is the Selling Shareholder, and a notice to Exmar where the TGP Shareholder is the Selling Shareholder) (the “Non-Selling Shareholder”) of their intention to sell the Offered Interests.  A Notice of Sale shall name the proposed transferees (if any), specify the price (if any) offered by a third party per Offered Share (the “Share Price”) and per $1 outstanding on the Offered Loans (the “Loan Price”), the terms of payment, and other relevant terms and conditions, and shall have attached thereto, if relevant, a copy of any bona fide arm’s length offer made by a third party (a “Bona Fide Offer”) in respect of the Offered Interests.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

9.5                              Pre-emption rights; Elections.  Pursuant to the Belgian Company Code, no Share in the Company can be transferred without the prior consent of the other Shareholder.  In response to the Notice of Sale, the Non-Selling Shareholder must exercise one of the following three options, which must be communicated to the Selling Shareholder within ***** Business Days of the date of receipt of the Notice of Sale:

(a)                                 to refuse the transfer to a third party and purchase the Offered Interests itself at the Fair Market Value, and, if relevant, otherwise on terms no less favourable to the Non-Selling Shareholder than those constituting the Bona Fide Offer (save that the Selling Shareholder shall not be required to give any warranties or indemnities to the Non-Selling Shareholder, other than as specified in Clause 9.11 below);

(b)                                 to refuse the transfer to a third party without purchasing the Offered Interests itself; or

(c)                                  to consent to the transfer of the Offered Interests to a third party.

If the Non-Selling Shareholder fails to give notice to the Selling Shareholder of its Election within a period of ***** Business Days after the date of receipt of the Notice of Sale, he will be deemed to have chosen option (b) above.

The right of first refusal contained in option (a) above shall be exercised within ***** Business Days after the date of receipt of the Notice of Sale, within which period the Non-Selling Shareholder, if it wishes to acquire the Offered Interests, must deliver to the Selling Shareholder written notice of the Non-Selling Shareholder’s election (an “Election”) to purchase the Offered Interests, such election stating whether or not the Non-Selling Shareholder requires the Fair Market Value to be determined in accordance with Clause 9.8 below.

If the Non-Selling Shareholder, in accordance with this Clause, has given notice to the Selling Shareholder of its consent to the transfer of the Offered Interests to the proposed transferee, the Selling Shareholder shall have the right to sell the Offered Interests within a period of ***** Business Days from the date of receipt of the notice from the Non-Selling Shareholder on terms no more favourable for the transferee than the terms offered to the Non-Selling Shareholder.

9.6                               Effect of Elections.  If an Election is made within the period referred to in Clause 9.5 in respect of all of the Offered Interests, the Non-Selling Shareholder shall be obliged to purchase, and the Selling Shareholder shall be obliged to sell to the Non-Selling Shareholder, notwithstanding his right to revoke the Election in accordance with the terms of this Agreement, the Offered Interests at the Fair Market Value and otherwise, if relevant, on the terms specified in Clause 9.4 within ***** Business Days of the date of the determination of the Fair Market Value under Clause 9.8.

9.7                               Completion of Elections.  Completion of the purchase and sale of the Offered Interests pursuant to an Election shall take place at the principal office of the Company (or such other location as may be agreed upon by the Selling Shareholder and the Non-Selling Shareholder) within ***** Business Days of the date of determination of the Fair Market Value under Clause 9.8 when:

(a)                                the Selling Shareholder and the Non-Selling Shareholder shall record the transfer of the Offered Shares in the share register of the Company and both parties shall sign such share register;

(b)                                 the Selling Shareholder shall deliver to the Non-Selling Shareholder a duly executed assignment in respect of the Offered Loans and the certificate(s) representing the Offered Shares (if any);

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

(c)                                  the Non-Selling Shareholder purchasing the Offered Interests shall deliver to the Selling Shareholder the consideration for the Offered Interests calculated at the Fair Market Value and otherwise, if relevant, on the terms specified in Clause 9.4;

(d)                                 the Non-Selling Shareholder shall procure the release of the Selling Shareholder or any member of its Group from any guarantees, indemnities or other undertakings given by it in respect of the obligations of the Company (including, without limitation, any guarantees forming part of the Loan Documents) and, pending such release shall indemnify and keep indemnified the Selling Shareholder against any liability incurred by the Selling Shareholder under or in respect of any such guarantee, indemnity or undertaking;

(e)                                  the Selling Shareholder shall procure the removal of any Directors appointed by it to the Company and shall procure the alteration of all bank mandates of the Company to reflect such removal;

(f)                                   the Selling Shareholder shall pay all amounts owed by it or any of its Connected Persons to the Company or any of its Connected Persons (excluding Solaia Shipping L.L.C., Exmar Excalibur Shipping Company Limited and Excalibur Shipping Company Limited);

(g)                                  the parties shall do all such other things and execute such other agreements and documents as may reasonably be required to give effect to the sale and purchase of the relevant Offered Interests; and

(h)                                 subject to payment by the Non-Selling Shareholder of any relevant stamp duties, the Non-Selling Shareholder (or such person as it may direct) shall be noted as assignee of the Offered Loans, registered as holder of the Offered Shares and a share certificate in respect thereof shall be delivered to it.

9.8                               Fair Market Value.  For the purposes of this Clause 9, the “Fair Market Value” shall mean:

(a)                                 if a Share Price and/or Loan Price is specified under Clause 9.4 and the Election does not require the Fair Market Value to be determined in accordance with Clause 9.8(b), the relevant Share Price and/or Loan Price;

(b)                                 if no Price is specified under Clause 9.4 or the Election requires the Fair Market Value to be determined in accordance with this Clause 9.8(b), the price per share and/or per $1 outstanding of the Offered Loans:

(i)                                     agreed between the Selling Shareholder and the Non-Selling Shareholder who has made an Election within ***** Business Days of the end of the period for making an Election specified in Clause 9.5 as the Share Price and/or Loan Price; or

(ii)                                  failing agreement in accordance with Clause 9.8(b)(i) determined, at the request of the Selling Shareholder or the Non-Selling Shareholder, to be the fair market value of the Offered Interests determined by the Auditors in accordance with Clause 9.9.  In the event that the Auditors are not permitted to determine the Fair Market Value due to regulatory restrictions, an independent auditor from an international audit firm shall be appointed.

A Non-Selling Shareholder who has made an Election shall only be entitled to revoke the same if it is dissatisfied with the Fair Market Value determined under Clause 9.8(b)(ii) within ***** Business Days of such determination.

9.9                               Determination of Fair Market Value.  In determining the Fair Market Value, the Auditors shall:

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

(a)                                 take account of the net asset value of the Company as a going concern and such other matters as they may consider to be relevant;

(b)                                 take no account of the proportion which the Offered Shares bear to the then issued share capital of the Company or which the Offered Loans bear to the aggregate of the Shareholder Loans; and

(c)                                  be considered to be acting as experts and not as arbitrators.

9.10                        Provision of information.  Each party shall supply the Auditors with such information as they may reasonably require for the purposes of making a determination under Clause 9.9.  The cost of such determination shall be borne by the Selling Shareholder and the Non-Selling Shareholder in equal proportions.

9.11                        Transfers free of Security Interests.  All Shares or Shareholder Loans sold by one Shareholder to the other Shareholder pursuant to the provisions of this Clause 9 or Clauses 10 and 11 shall be sold with full title guarantee together with all rights conferred thereon and free from all Security Interests or other adverse interests, rights, equities, claims or potential claims of any description.

9.12                        Power of Attorney for Share transfers.  The Selling Shareholder hereby appoints the Non-Selling Shareholder purchasing any Offered Shares (or any Director or Directors nominated by that Shareholder) irrevocably, and by way of security for the performance of the Selling Shareholder’s obligations under this Clause 9, as its attorney or attorneys to execute any agreement or document required to be executed by the Selling Shareholder under this Clause 9 including, without limitation, any transfer of Offered Shares, provided always that this power of attorney shall not apply in favour of any such Non-Selling Shareholder who has failed to tender payment for the relevant Offered Shares or to comply with any of its other obligations under this Clause 9.

9.13                        Permitted Transfers.  Subject to complying with any relevant restrictions contained in the Loan Documents and to the provisions of Clause 9.2, the provisions of this Clause 9 shall not apply to any transfer of Shares:

(a)                                 consented to in writing by Exmar or TGP (as applicable), such consent being valid only for a period of ***** Business Days; or

(b)                                 by any Shareholder to any member of that Shareholder’s Group or by any such member of that Shareholder’s Group to another member of that Shareholder’ Group, provided that if any such Shareholder or transferee pursuant hereto shall cease to be a member of that original Shareholder’s Group, such Shareholder or transferee shall, and that original Shareholder shall procure that such transferee shall, transfer any Shares held by it to the original Shareholder or another member of that original Shareholder’s Group.

10                                  BUY-OUT EVENTS

10.1                        Buy-Out Notice.  Either Exmar or TGP (the “Notifying Shareholder”) may, if a Buy-Out Event has occurred at any time whilst and for so long as this Agreement is in force in relation to Exmar (where TGP will be the Notifying Shareholder) or the TGP Shareholder (where Exmar will be the Notifying Shareholder) (the “Defaulting Shareholder”) serve written notice (“Buy Out Notice”) to the other party to the effect that it wishes to purchase the Shares and Shareholder Loans held by the Defaulting Shareholder (such Shareholder being the “Deemed Transferor”) and, upon service of a Buy Out Notice, the Deemed Transferor shall be deemed to have given a Notice of Sale in accordance with Clause 9.4 and the provisions of Clauses 9.4 to 9.9 shall apply, mutatis mutandis, as if all references therein to the Selling Shareholder were references to the Deemed Transferor.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

10.2                        Disenfranchisement Notice.  If a Buy-Out Event has occurred in relation to either Shareholder (the “Relevant Shareholder”), then either Exmar (where the Relevant Shareholder is the TGP Shareholder) or TGP (where the Relevant Shareholder is Exmar) may also serve within ***** Business Days of such Buy-Out Event a notice (a “Disenfranchisement Notice”) on any other Shareholders in the Relevant Shareholder’s Group who hold Shares which relate to the Vessel (the “Disenfranchised Shareholders”, each a “Disenfranchised Shareholder”) in respect of the relevant Disenfranchised Shareholder’s Shares (the “Restricted Shares”) which shall automatically entitle the other Shareholders in the Company (the “Other Shareholder(s)”) (between them in the Relevant Proportions) to exercise all the rights of the relevant Disenfranchised Shareholder in relation to the Restricted Shares, including, without limitation:

(a)                                 the right to attend and vote at general meetings of the Company (whether on a show of hands or on a poll) as if they were the holder of the relevant Restricted Shares; and

(b)                                 the right to remove Directors appointed by the relevant Disenfranchised Shareholder and appoint their own nominated Directors as if it were the holder of the relevant Restricted Shares, and the consent of the relevant Disenfranchised Shareholder shall not be required under Clause 5.1 for so long as the Disenfranchisement Notice remains in force.

10.3                        Power of Attorney for voting rights.  Each relevant Disenfranchised Shareholder hereby appoints the Other Shareholder(s) as its lawful attorneys (between them in the Relevant Proportions) for the purpose of receiving notices of and attending and voting at all meetings of the members of the Company from the date of service of the Disenfranchisement Notice and hereby authorises:

(a)                                 the Company to send any notices in respect of the Restricted Shares to the Other Shareholder(s); and

(b)                                 the Other Shareholder(s) to complete in such manner as they think fit and to return proxy cards, forms of appointment of a representative to attend a general meeting of the Company, consents to short notice and any other document required to be signed by it in its capacity as a member.

10.4                        Other claims preserved.  The rights of the parties under Clause 10.1 shall be without prejudice to any claim that any party may have against any other for damages for breach of contract.

11                                  DEADLOCK

11.1                        Dispute consideration.  If there is a dispute or disagreement between (i) Exmar and (ii) TGP or the TGP Shareholder as to any question which any of them (in its sole judgment) shall consider is of fundamental importance to the future of the Company, or its Business, then at the option of Exmar or TGP (as applicable), the matter in question shall be considered at the next meeting of the Board.

11.2                        Deadlock Notice.  If at the next meeting of the Board, no resolution is carried in relation to the matter by reason of an equality of votes for and against any proposal for dealing with it, a lack of consent under Clause 7.1 or for any other reason, then Exmar or TGP (as applicable) may give notice in writing (a “Deadlock Notice”) to the other referring to the matter in dispute and specifying that the provisions of Clause 11.3 shall apply.

11.3                        Effect of Deadlock Notice.  Following service of a Deadlock Notice, Exmar or TGP may request the matter be referred to the Chief Executive Officers of Exmar and TGP or such appropriate senior executives as Exmar or TGP may nominate by written notice to the other (the “Nominated Senior Executives”).  The Nominated Senior Executives shall meet within 20 days and seek in good faith to resolve the matter in dispute.  If the matter in dispute has not been resolved at the meeting referred to above or following such further period as the Nominated Senior Executives may agree (the “Deadlock Period”), then either Exmar or TGP (the “Offeror”) may give notice in writing (the “Offer Notice”) within the period of 10 Business Days following expiry of the Deadlock Period to the other (the “Offeree”) offering to sell to the Offeree all of the Shares and Shareholder Loans relating to the Company (the “Deadlock Company”) which are owned by the Offeror’s Group for the amount per Share (the “Share Amount”) and/or amount per $1 outstanding on such Shareholder Loans (the “Loan Amount” and together with the Share Amount the “Amounts”) specified in the Offer Notice (the “Offer”).

11.4                        Acceptance of Offer.  Subject to Clause 11.5, the Offeree shall have a period of 20 Business Days (the “Acceptance Period”) commencing with the Business Day following the date of receipt of the Offer Notice in which to accept or decline the Offer by written notice to the Offeror.  If the Offeree accepts the Offer within the Acceptance Period, the Offeror shall sell, or procure the sale by the relevant member(s) of its Group, to the Offeree (or such person as the Offeree shall nominate) and the Offeree, or such person as the Offeree shall nominate, shall purchase from the Offeror or the relevant member(s) of its Group all of the Shares and Shareholder Loans owned by the Offeror (and such member(s) of its Group) at a price equal to the Amounts.

11.5                        Refusal of Offer.  If the Offeree declines the Offer or fails to respond to the Offer Notice within the Acceptance Period the Offeree shall sell, and shall procure that the relevant member(s) of its Group shall sell, to the Offeror (or such person as the Offeror shall nominate) and the Offeror (or such person as the Offeror shall nominate) shall purchase from the Offeree or such member(s) of its Group all Shares and Shareholder Loans held by the Offeree (and such member(s) of its Group) at a price equal to the Amounts.

11.6                        Simultaneous Offer Notices.  If each of Exmar and TGP delivers an Offer Notice in the terms set out in Clause 11.3 and each of such notices is received or deemed to be received upon the same calendar day, then the party whose Offer Notice specifies the higher Amounts shall be deemed to be the Offeror for the purposes of Clause 11.3 and the provisions of Clauses 11.3, 11.4 and 11.5 shall apply save that the Acceptance Period shall be a period of 25 Business Days from the Business Day following receipt (or deemed receipt) of the Offer Notices.

11.7                        Void Offer Notices.  Subject to Clause 11.5, if an Offer Notice from one party (the “First Party”) is received or deemed to be received by the other party on a calendar day after the calendar day on which an Offer Notice from the other party is received by the First Party, the Offer Notice received on the later calendar day shall be of no effect.

11.8                        Completion of Offer.  If either Exmar or TGP (the “Purchaser”) becomes obliged or agrees under the terms of Clauses 11.3 to 11.6 to purchase the Shares and/or Shareholder Loans which are owned by the other (or member(s) of its Group) (the “Vendor”) the sale of such Shares and/or Shareholder Loans shall be completed on such date (being a Business Day) as the Purchaser may specify to the Vendor provided that the date so specified shall not be less than 14 nor more than 21 Business Days after the expiry of the Acceptance Period and the provisions of Clause 9.7 shall apply mutatis mutandis thereto.

11.9                        Failure to issue Offer Notice.  If neither Exmar nor TGP issues an Offer Notice within the period of 10 Business Days following expiry of the Deadlock Period pursuant to the terms set out in Clause 11.3 either party may elect to place the Company in liquidation.

12                                  RESTRICTIONS

12.1                        Non-disclosure of Business Information.  Without prejudice to its common law duties, no Shareholder shall at any time after the date of this Agreement disclose or make available to any person or use for any purpose of himself or any other person any Business Information which has been, or is after the date of this Agreement, developed, applied or used in or which in any way relates to any business or activity or affairs of the Company, any member of the TGP Group (in the case of Exmar) or any member of the Exmar Group (in the case of the TGP Shareholder), save that (for the avoidance of doubt) this provision shall not in any way prejudice or affect the right or ability of the Company or any member of the Exmar Group to use the Licensed Intellectual Property Rights (as that term is defined in the Licence Agreement).

12.2                        Permitted disclosure of Business Information.  Clause 12.1 does not apply to any Business Information which is not, or could not reasonably be expected to be, confidential or which is already in the public domain other than following a breach by the disclosing party of Clause 12.1 or a bona fide disclosure of Business Information:

(a)                                 to a court, governmental, official or regulatory authority or to inspectors or others authorised by such an authority or by or under any legislation to carry out any enquiries or investigation; or

(b)                                 to the employees or professional advisers of any party if it appears necessary or reasonable for such persons to obtain the same for the purpose of discharging their responsibilities; or

(c)                                  in connection with any proceedings arising out of or in connection with this Agreement,

provided always that the disclosing party shall use its best endeavours to procure that any Business Information so disclosed is kept confidential by the person to whom it is disclosed.

12.3                        Continuing effect of restrictions.  The foregoing restrictions shall continue to apply notwithstanding that the shares of, or a business carried on by the Company, are subsequently sold or transferred.

12.4                        Restriction on sub-licencing.  It is agreed and acknowledged between Exmar and TGP that neither TGP nor any member of the TGP Group shall have any right to use the Licenced Intellectual Property Rights (as defined in the Licence Agreement) and, without limiting the generality of the above:

(a)                                 TGP shall not, and shall procure that no member of the TGP Group shall, make any request for or accept a sub-licence pursuant to Article IX of the Licence Agreement; and

(b)                                 neither Exmar nor any member of the Exmar Group shall grant any sub-licence under the Licence Agreement to TGP or any member of the TGP Group.

13                                  IMPLEMENTATION

13.1                        Further assurances.  The Shareholders shall execute any deeds or documents and exercise or waive any rights and generally take any action which may be necessary for this Agreement to be carried into effect.

14                                  COSTS

14.1                        Responsibility for costs.  Exmar and TGP shall pay their own costs and those of their respective Groups connected with the negotiation, preparation, execution and implementation of this Agreement and the related documents and any party’s rights to recover its costs (in whole or in part) under the general law.

15                                  ANNOUNCEMENTS AND CONFIDENTIALITY

15.1                        Agreement confidential.  The terms of this Agreement and all related documents and the negotiations relating thereto are strictly confidential and no disclosure relating thereto shall be made or issued by or on behalf of any party to this Agreement to any third party (other than their professional advisers or bankers) except in the terms and at the time agreed by the parties, but such agreement shall not be unreasonably withheld or delayed.

15.2                        Permitted disclosures.  The provisions of Clause 12.2 shall apply mutatis mutandis in relation to the obligations of the parties under Clause 15.1.

16                                  TERMINATION

16.1                        Continuing effect.  The following provisions of this Agreement shall remain in full force notwithstanding termination:

(a)                                 Clause 1(definitions and interpretation);

(b)                                 Clause 12 (restrictions);

(c)                                  Clause 15 (announcements and confidentiality);

(d)                                 Clause 16.1;

(e)                                  Clause 17 (provisions relating to this Agreement);

(f)                                   Clause 18 (notices);

(g)                                  Clause 19 (governing law); and

(h)                                 Clause 20 (arbitration).

Termination of this Agreement shall not affect any rights or liabilities that the parties have accrued under it.

16.2                        Duration. This Agreement shall, unless the parties otherwise agree, continue for a period of 15 years from the date hereof, after which period the Agreement shall be automatically renewed for successive periods of five years (each such period of five years being an “Extension Period”) unless terminated by notice in writing served by Exmar or TGP (as applicable) on the other parties at least three months prior to the expiry of the applicable Extension Period.

17                                  PROVISIONS RELATING TO THIS AGREEMENT

17.1                        Entire Agreement.  This Agreement constitutes the entire agreement between the parties regarding the subject matter of this Agreement and supersedes all earlier agreements of any kind regarding the same (including the term sheet dated 1 July 2010 made between Exmar and TGP), all of which are hereby terminated and shall cease to have effect in all respects, and there are no collateral or supplemental agreements relating to this Agreement other than those (if any) executed contemporaneously with this Agreement.

17.2                        Waiver of other representations.  Each party irrevocably and unconditionally waives any right it may have to claim damages for any misrepresentation, or breach of any warranty, not contained in this Agreement or any such collateral or supplemental agreement unless such misrepresentation or warranty was made fraudulently.

17.3                        No rescission.  Each party irrevocably and unconditionally waives any right it may have to rescind this Agreement.

17.4                        Assignment.  This Agreement shall be binding on and enure for the benefit of each party’s successors and assigns save that:

(a)                                 any purported assignment, charge, transfer or other disposition by a party of the benefit of this Agreement (or any related document) or of any of its claims or rights (whether to damages or otherwise) or obligations arising under or in connection with this Agreement (or any related document) which is made without the other parties’ prior written consent shall be void for all purposes; and

(b)                                 any party in breach of Clause 17.4(a) shall not be entitled to recover damages or exercise any other remedy in respect of any loss which may be sustained by any other person who at any time has any right or interest relating to this Agreement as a result of any such breach.

17.5                        Warranties of authority.  Each party represents and warrants as regards itself that:

(a)                                 it is duly incorporated and in existence and has full power and authority to enter into, and perform all its obligations under, this Agreement;

(b)                                 this Agreement constitutes its legal, valid and binding obligations enforceable against it in accordance with its terms; and

(c)                                  the entry into and performance by it of this Agreement does not and will not violate in any respect any law or regulation or any agreement to which it is a party.

17.6                        No Right of set-off.  No party shall be entitled to set off against any sums owing by it to any other party or any of them under or in connection with this Agreement or any related document any sums owing by such other party to it under or in connection with this Agreement or any related document.

17.7                        Waiver of this Agreement.  In its sole and absolute discretion, any party may waive (in whole or in part) any provision of, or any of its rights under, this Agreement or any related document, and may do so unconditionally or subject to any terms which it thinks fit.

17.8                        Variations, waivers to be in writing.  Any variation of this Agreement, or any waiver connected with this Agreement, shall be void for all purposes unless:

(a)                                 in the case of a variation, it is agreed to in writing signed by on behalf of each of the parties; or

(b)                                 in the case of a waiver, it is set out in writing signed by or on behalf of the party granting the waiver.

17.9                        Rights not affected by signature.  Without limiting the generality of Clause 17.8, no party shall lose, or be precluded (permanently or temporarily) from exercising, any right or remedy which is conferred on it by this Agreement or any right or remedy which it has in connection with this Agreement under the general law as a result of this Agreement having been signed or of any delay, acquiescence or lack of diligence on its part in seeking relief or by any act or course of conduct by it which would otherwise imply that it was affirming this Agreement (or a related agreement) after a breach by one or more of the other parties, nor shall any single or partial exercise of any right or remedy preclude the exercise of any other right or remedy.

17.10                 Provisions of Agreement severable.  If any one or more of the provisions of this Agreement is, or becomes, invalid, unenforceable or illegal in whole or in part, the validity, enforceability or legality of the remaining provisions shall not be impaired.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

17.11                 Interest for late payment.  Any sum owing by either party under this Agreement shall carry interest from the day after the date on which it is payable until actual payment at the Specified Rate. Such interest will be compounded semi-annually and payable after as well as before any judgment.

17.12                 Counterparts.  This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original but shall not be effective until each party has executed at least one counterpart, but all the counterparts shall together constitute one and the same instrument.

17.13                 No partnership.  Nothing in this Agreement shall create a partnership between the parties hereto or any of them.

17.14                 Supremacy of this Agreement.  If any of the provisions of this Agreement are inconsistent with or in conflict with any of the provisions of the Articles then, to the extent of any such inconsistency or conflict, the provisions of this Agreement shall prevail as between the Shareholders so long as this Agreement remains in force and the Shareholders shall procure that the Articles are amended accordingly and shall not exercise any rights conferred on them by the Articles which are or may be inconsistent or in conflict with this Agreement.

17.15                 Third Party Rights.  This Agreement is made for the benefit of the parties hereto and their successors and permitted assigns only and is not intended to benefit, and no term thereof shall be enforceable by, any other person by virtue of the Contracts (Rights of Third Parties) Act 1999.

18                                  NOTICES

18.1                        References to notices.  Any reference in this Agreement to the service of a notice, or to the date of such service, shall be construed in accordance with this Clause 18.

18.2                        General.  Any notice under or in connection with this Agreement may be served personally or sent by first class pre-paid registered mail (airmail if sent outside the United Kingdom) or by facsimile transmission.

18.3                        Addresses for notices.  Unless delivered personally, the notice shall be sent to the address of the relevant party which is set out below or to such other address as that party may have notified to the party serving the notice for the purposes of notices under this Agreement:

(a)                                 Exmar

Name:	Exmar NV
Address:	de Gerlachekaai 20,
B-2000 Antwerp,
Belgium
Facsimile:	+32 3 247 5699

marked for the attention of the Chief Financial Officer.

(b)                                 TGP

Name:	Teekay LNG Partners L.P.
Address:	Suite No. 1778,
48 Par-La-Ville Road,
Hamilton HM 11,
Bermuda

Facsimile:	+1 441 292 3931

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

marked for the attention of the Chief Executive Officer

(c)                                  TGP Shareholder

Name:	Teekay Luxembourg S.a.r.l.
Address:	1a, rue Thomas Edison,
L-1445 Strassen,
Grand-Duchy of Luxembourg

Facsimile:	+352-26-49-58-4278

18.4                        Effective date of notices.  Subject to Clauses 18.5 and 18.6:

(a)                                 a notice which is served personally shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)                                 a notice which is sent by mail is deemed to have been served at 10.00 am in the country of receipt on the third Business Day after the date on which it was posted; and, in proving posting, it is enough to prove that the envelope containing the notice was properly addressed and posted by registered post;

(c)                                  a notice which is sent by facsimile transmission is deemed to have been served two hours after its transmission is completed.

18.5                        Valid notices.  A notice under or in connection with this Agreement shall not be invalid by reason of any mistake or typographical error or if the contents are incomplete if it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.  In circumstances where a notice is or appears to be incorrect or unclear, the recipient of the notice shall take reasonable steps to ascertain as soon as possible from the sender of the notice the incorrect or unclear information.

18.6                        Meaning of “notice” and “address”.  In this Clause 18, “notice” includes any demand, consent authorisation, approval, instructions, waiver or other communication and “address” includes facsimile transmission number and a facsimile is deemed to be signed by the person transmitting it.

18.7                        Interference with notices.  No party shall prevent or delay service on it of a notice connected with this Agreement or attempt to do so.

18.8                        Illegible notices.  Clauses 18.3 and 18.4 do not apply if the recipient of a notice notifies the sender within one hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

18.9                        English Language.  Any notice under or in connection with this Agreement shall be in English.

19                                 GOVERNING LAW

19.1                        English law.  This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

20                                  ARBITRATION

20.1                        Location.  Any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof, save to the extent necessary to give effect to the provisions of this Clause 20.

20.2                        Proceedings.  The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (“LMAA”) terms current at the time when the arbitration proceedings are commenced.

20.3                        Appointment of arbitrators.  The reference shall be to three (3) arbitrators.  A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) days specified.  If the other party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly.  The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.

20.4                        Changing appointed arbitrator.  Nothing in this Clause 20 shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

20.5                        Small claims procedure.  In cases where neither the claim nor any counterclaim exceeds the sum of fifty thousand Dollars (US$50,000), or such other sum as the parties may agree, the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

20.6                        Mediation.  Notwithstanding the above, the parties may agree at any time to refer to mediation any difference and/or dispute arising out of or in connection with this Agreement.  In the case of a dispute in respect of which arbitration has been commenced the following shall apply:

(a)                                 either party may at any time and from time to time elect to refer the dispute or part of the dispute to mediation by service on the other party of a written notice (the “Mediation Notice”) calling on the other party to agree to mediation;

(b)                                 the other party shall thereupon within fourteen (14) calendar days of receipt of the Mediation Notice confirm that they agree to mediation, in which case the parties shall thereafter agree a mediator within a further fourteen (14) calendar days, failing which on the application of either party a mediator will be appointed promptly by the Arbitration Tribunal (the “Tribunal”) or such person as the Tribunal may designate for that purpose. The mediation shall be conducted in such place and in accordance with such procedure and on such terms as the parties may agree or, in the event of disagreement, as may be set by the mediator;

(c)                                  if the other party does not agree to mediate, that fact may be brought to the attention of the Tribunal and may be taken into account by the Tribunal when allocating the costs of the arbitration as between the parties;

(d)                                the mediation shall not affect the right of either party to seek such relief or take such steps as it considers necessary to protect its interest;

(e)                                  either party may advise the Tribunal that they have agreed to mediation.  The arbitration procedure shall continue during the conduct of the mediation but the Tribunal may take the mediation timetable into account when setting the timetable for steps in the arbitration;

(f)                                   unless otherwise agreed or specified in the mediation terms, each party shall bear its own costs incurred in the mediation and the parties shall share equally the mediator’s costs and expenses; and

(g)                                  the mediation process shall be without prejudice and confidential and no information or documents disclosed during it shall be revealed to the Tribunal except to the extent that they are disclosable under the law and procedure governing the arbitration.

20.7                        Confidentiality of arbitration awards.  The parties, the Tribunal and the LMAA shall keep confidential all awards made, together with all materials in the proceedings created for the purpose of the arbitration, and all other documents produced by another party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in bona fide legal proceedings before a court or other competent judicial authority.

20.8                        Final judgement.  Any decision or award resulting from arbitration shall be final and binding upon the parties.  The parties hereto hereby waive, to the extent permitted by law, any rights to appeal or to review of such award by any court or tribunal.  The parties hereto agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgement upon the arbitral award may be entered in any court having jurisdiction thereof.

20.9                        Liability for costs.  The fees and expenses of the arbitrators and all other expenses of the arbitration shall be initially borne and paid by respective parties subject to determination by the arbitrators.  The arbitrators may provide in the arbitral award for the reimbursement to the successful party of its costs and expenses in bringing or defending the arbitration claim, including legal fees and expenses incurred by party.

20.10                 Performance of obligations.  Pending the submission of and/or decision on a dispute, difference or claim or until the arbitral award is published, the parties shall continue to perform all of their obligations under this Agreement without prejudice to a final adjustment in accordance with such award.

THIS AGREEMENT has been executed as a deed by or on behalf of the parties and has, on the date stated at the beginning of this Agreement, been delivered as a deed.

SCHEDULE 1

DETAILS OF THE COMPANY

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

Name	Excelsior BVBA
Date and country of incorporation	19 July 2004, Belgium
Registered number	0866482687
Registered office	de Gerlachekaai 20 B-2000 Antwerp Belgium
Directors	Patrick De Brabandere Didier Ryelandt Mark Kremin Peter Evensen
Issued share capital (showing if fully paid up or not)	1,118 shares (fully paid)
Registered shareholders (with numbers of shares and beneficial owners)	Exmar NV - 559 “A” shares Teekay Luxembourg S.a.r.l. — 559 “B” shares
Bankers	BNP Paribas Fortis
Auditors	KPMG, Bedrijfsrevisoren
Accounting reference date	31 December

SCHEDULE 2

MATTERS WHICH THE COMPANY CANNOT UNDERTAKE WITHOUT THE CONSENT OF THE SHAREHOLDERS

1                                         Increase its nominal share or loan capital or issue any share or loan capital or grant any option to subscribe for shares or loan capital.

2                                         Alter or modify the rights attached to any shares or make any alterations to the Articles.

3                                         Register any transfer of any shares otherwise than in accordance with this Agreement and the Articles.

4                                         Capitalise or repay any amounts standing to the credit of any of its reserves or redeem or purchase its own shares or reduce its share capital.

5                                         Pay or make any dividends or other distributions out of its capital, profits or reserves otherwise than in accordance with this Agreement and the Articles.

6                                         Make any borrowings (including, without limitation, any request for or entry into any Shareholder Loan), enter into any hire purchase, lease, credit sale or similar agreement or grant or permit the creation of or suffer to subsist any Security Interest over the whole or part of its undertaking, property or assets (except for any lien arising by operation of law or as specified in Clause 4).

7                                         Enter into or give or permit or suffer to subsist any guarantee of or indemnity or contract of suretyship for or otherwise commit itself in respect of the due payment of money or the performance of any contract, engagement or obligation of any other person or body.

8                                         Incorporate, acquire or dispose of any subsidiary.

9                                         Sell, transfer or otherwise dispose of or in any way cease to exercise control over (whether by one transaction or a series of transactions and whether at one time or over a period of time) the whole or any material part of its business, undertaking or assets.

10                                  Make any alterations to the nature of, or cease to carry on, the Business.

11                                  Take any material decision relating to the commercial or technical management or administration of the Vessel.

12                                  Agree to the amendment or termination of the Loan Documents or any charter agreement or any management agreement or any other material agreement to which the Company is a party.

13                                  Establish any new branch, agency, trading establishment or business or close any such branch, agency, trading establishment or business.

14                                 Pay any remuneration or expenses to any person other than as proper remuneration for all the services provided or as proper reimbursement for expenses incurred in connection with its business, or make any loans of any kind out of its funds.

15                                  Pay any remuneration to any person or company in excess of $100,000 per annum.

16                                  Incur any liability of a capital nature in excess of $100,000.

17                                  Enter into any transaction or contract otherwise than on an arm’s-length basis and in the ordinary course of its business.

18                                  Approve any transaction or dealing of an unusual or long term nature other than in the ordinary course of business.

19                                  Enter into any joint venture, partnership or other arrangement whereby its profits may be shared or establish any employee share option or profit related scheme of any kind whatsoever.

20                                  Appoint or remove any directors otherwise than in accordance with the provisions of this Agreement and the Articles.

21                                  Terminate the appointment of the Auditors.

22                                  Alter its accounting reference date.

23                                  Initiate any legal proceedings otherwise than in accordance with this Agreement or for the purpose of debt collection in the ordinary course of business.

24                                  Promote or take steps to effect a member’s voluntary winding up or the making of an administration order, or pass any resolution for winding up or take any action which would result in the Company becoming insolvent or unable to pay its debts or apply to the courts to order a meeting of creditors or of members of any class of members.

25                                  Purchase, sell, take or let on lease or tenancy or acquire or dispose of any real or leasehold property.

26                                  Enter into any agreement with any Connected Person of any of the parties to this Agreement.

27                                  Admit or apply for admission of the shares of the Company to any recognised stock exchange.

28                                  Open further bank accounts or vary bank mandates otherwise than in accordance with this Agreement.

SCHEDULE 3

THE ARTICLES

EXECUTION PAGE

SIGNED as a DEED		)
by EXMAR NV		)
acting by	Mathieu Verly	) /s/ [illegible]
expressly authorised in accordance with the laws of Belgium	Legal Counsel Attorney-in-Fact	) )
by virtue of a power of attorney granted	Mandataris	)
by EXMAR NV		)
on 29 October 2010

SIGNED as a DEED by		)
TEEKAY LNG PARTNERS L.P.		)
acting by its general partner		) /s/ [illegible]
acting by its authorised representative,		)

SIGNED as a DEED		)
by TEEKAY LUXEMBOURG S.A.R.L.		)
acting by		)
expressly authorised in accordance		)
with the laws of Luxembourg		) /s/ [illegible]
by virtue of a power of attorney granted		)
by TEEKAY LUXEMBOURG S.A.R.L.		)
on 29 October 2010